Exhibit (f)(2)

INDEMNIFICATION AND REIMBURSEMENT AGREEMENT

This Agreement, dated as of November 14, 2007, is made by and between each of the DWS Scudder Funds listed in Schedule A attached hereto (the “Funds”) and Deutsche Investment Management Americas Inc. (“DIMA”).

WHEREAS, the Funds have entered into Retirement Agreements of even date herewith with their Independent Directors listed in Schedule B attached hereto, for the purpose of facilitating the creation of a unified board structure where the board members of the Funds and of the other DWS Scudder Funds would be primarily the same individuals (the “Consolidated Board”); and

WHEREAS, DIMA will benefit from the proposed consolidation of multiple boards through increased efficiencies and reduced costs in connection with operating and managing the DWS Scudder Funds and coordinating with their respective Boards, and, accordingly, the Boards have requested and DIMA has agreed to reimburse the Funds for all costs of the retirement benefit granted by the Funds to the Independent Directors under the terms of the aforesaid Retirement Agreements and to provide certain further assurances and indemnities for the benefit of the Independent Directors.

NOW THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

1.     Reimbursement of Costs. DIMA shall reimburse the Funds promptly upon payment for the cost of the retirement benefits provided to the Independent Directors under the terms of the aforesaid Retirement Agreements.

2.         Existing Indemnification Agreements. DIMA agrees that the retirement of the Independent Directors under the terms of the aforesaid Retirement Agreements shall in no way affect or diminish the contractual rights of indemnification that the Independent Directors may have at the time under any agreement of indemnification between an Independent Director and DIMA, including without limitation agreements of indemnification currently in effect with respect to matters related to market timing and matters related to merged or liquidated funds. Upon request made by any Independent Director, DIMA agrees to execute a separate instrument confirming the existence and continuation of any such agreement of indemnification.

3.         Maintenance of Minimum Insurance Coverage. In the event that the Consolidated Board determines to reduce insurance coverage below the minimum levels stated in the aforesaid Retirement Agreements at any time during the six-year period following the effective date of the board consolidation, then DIMA at its expense will purchase excess insurance coverage for the benefit of the Independent Directors sufficient to maintain such minimum coverage levels in place for the duration of the period specified in the aforesaid Retirement Agreements, provided that in the event that such excess coverage is not available in the marketplace on commercially reasonable terms from a conventional third-party insurer, DIMA (or an affiliate of DIMA) may, at DIMA’s discretion and in lieu of purchasing such excess insurance coverage, elect instead to provide the Independent Directors substantially equivalent protection in the form of a written indemnity or financial guaranty reasonably acceptable to each such Independent Director.

4.         Enforcement by Independent Directors. This Agreement is made for the benefit of the Funds and the Independent Directors, respectively, and may be enforced by any of them directly against DIMA to the extent that their interests are adversely affected by any breach by DIMA of its obligations hereunder. DIMA shall reimburse all reasonable attorney fees, costs and expenses that an Independent Director incurs in connection with any demand, action or proceeding to enforce this Agreement directly against DIMA.

5.         Limitation of Liability. In the case of each Fund organized as a Massachusetts business trust reference is made to the trust’s Declaration of Trust on file with the Secretary of the Commonwealth of Massachusetts, and it is expressly agreed that the obligations of each Fund referenced above are not binding upon any of the trustees, officers, or shareholders of such trust, but only upon the assets and property of the Fund (or applicable portfolio series thereof).

6.         Recitals. The Recitals set forth above shall be construed as substantive in nature, and are an integral part of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

The DWS Scudder Funds listed in Schedule A severally By: /s/Michael G. Clark Michael G. Clark, President
DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC. By: /s/Michael Colon Michael Colon, President

SCHEDULE A

CASH MANAGEMENT PORTFOLIO

CASH RESERVE FUND, INC.

DWS ADVISOR FUNDS

DWS COMMUNICATIONS FUND, INC.

DWS EQUITY PARTNERS FUND, INC.

DWS EQUITY 500 INDEX PORTFOLIO

DWS GLOBAL COMMODITIES STOCK FUND, INC.

DWS GLOBAL/INTERNATIONAL FUND, INC.

DWS GLOBAL HIGH INCOME FUND, INC.

DWS INCOME TRUST

DWS INSTITUTIONAL FUNDS

DWS INTERNATIONAL FUND, INC.

DWS INVESTMENT TRUST

DWS INVESTMENTS TRUST

DWS INVESTMENTS VIT TRUST

DWS INVESTORS FUNDS, INC.

DWS MONEY MARKET TRUST

DWS MUNICIPAL TRUST

DWS MUTUAL FUNDS, INC.

DWS PORTFOLIO TRUST

DWS RREEF REAL ESTATE FUND, INC.

DWS RREEF REAL ESTATE FUND II, INC.

DWS RREEF WORLD REAL ESTATE & TACTICAL STRATEGIES FUND, INC.

DWS SECURITIES TRUST

DWS STATE TAX FREE TRUST

DWS TARGET DATE SERIES

DWS TAX FREE TRUST

DWS VALUE BUILDER FUND, INC.

DWS VALUE EQUITY TRUST

DWS VARIABLE SERIES I

A-1

SCHEDULE B

Martin J. Gruber

Graham E. Jones

Carl W. Vogt

B-1